                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               ARAMARK CORPORATION
                               -------------------
                                (Name of Issuer)

                 Class B Common Stock, Par Value $.01 Per Share
                 ----------------------------------------------
                         (Title of Class of Securities)

                                    038521100
                                    ---------
                                 (CUSIP Number)

                                December 18, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [_]  Rule 13d-1(b)
            [X]  Rule 13d-1(c)
            [_]  Rule 13d-1(d)

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CUSIP NO. 038521100                    13G                    Page 2 of 12 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Highfields Capital Management LP
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF              4,079,999
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               -0-
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                4,079,999
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,079,999
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

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CUSIP NO. 038521100                    13G                    Page 3 of 12 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Highfields GP LLC
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF              4,079,999
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               -0-
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                4,079,999
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,079,999
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 038521100                    13G                    Page 4 of 12 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jonathon S. Jacobson
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF              4,079,999
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               -0-
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                4,079,999
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,079,999
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

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CUSIP NO. 038521100                    13G                    Page 5 of 12 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard L. Grubman
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF              4,079,999
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               -0-
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                4,079,999
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,079,999
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 038521100                    13G                    Page 6 of 12 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Highfields Capital Ltd.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF              2,905,434
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               -0-
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                2,905,434
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,905,434
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

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CUSIP NO. 038521100                    13G                    Page 7 of 12 Pages
-------------------                                           ------------------

Item 1(a). Name of Issuer:

           Aramark Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

           1101 Market Street, Philadelphia, PA 19107

Item 2(a). Name of Person Filing:

           This statement is being filed by the following persons with respect to the shares of Class B Common Stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

           (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and investment manager to each of the Funds,

           (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

           (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

           (iv)    Richard L. Grubman, a Managing Member of Highfields GP.

           This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, B.W.I., with respect to the shares of Class B Common Stock of the Issuer owned by Highfields Capital Ltd. (which shares of Class B Common Stock are also included in the filings for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman).

           Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence:

           Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
           c/o Highfields Capital Management
           200 Clarendon Street, 51st Floor
           Boston, Massachusetts 02116

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CUSIP NO. 038521100                    13G                    Page 8 of 12 Pages
-------------------                                           ------------------

           Address for Highfields Capital Ltd.:
           c/o Goldman Sachs (Cayman) Trust, Limited
           Harbour Centre, Second Floor
           George Town, Grand Cayman
           Cayman Islands, B.W.I.

Item 2(c). Citizenship:

           Highfields Capital Management - Delaware
           Highfields GP - Delaware
           Jonathon S. Jacobson - United States
           Richard L. Grubman - United States
           Highfields Capital Ltd. - Cayman Islands, B.W.I.

Item 2(d). Title of Class of Securities:

           Class B Common Stock, par value $.01 per share

Item 2(e). CUSIP Number:

           038521100

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

           (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

           (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

           (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

           (d) [_] Investment company registered under Section 8 of the Investment Company Act.

           (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

           (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

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CUSIP NO. 038521100                    13G                    Page 9 of 12 Pages
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           (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.*

           For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

           (a)  Amount beneficially owned:

                4,079,999 shares of Class B Common Stock

           (b)  Percent of class:

                5.2%

           (c)  Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote 4,079,999

                (ii)    Shared power to vote or to direct the vote --0--

                (iii) Sole power to dispose or to direct the disposition of 4,079,999

                (iv) Shared power to dispose or to direct the disposition of --0--

           For Highfields Capital Ltd.:

           (a) Amount beneficially owned:

               2,905,434 shares of Class B Common Stock

           (b) Percent of class:

               3.7%

--------
* The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the number of shares of Class B Common Stock outstanding as of December 13, 2002.

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CUSIP NO. 038521100                    13G                   Page 10 of 12 Pages
-------------------                                          -------------------

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote 2,905,434

               (ii)  Shared power to vote or to direct the vote --0--

               (iii) Sole power to dispose or to direct the disposition of
                     2,905,434

               (iv) Shared power to dispose or to direct the disposition of --0--

Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           The shares beneficially owned by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are beneficially owned by the Funds; Highfields Ltd., Highfields Capital I LP and Highfields Capital II LP individually own less than 5% of the shares. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman has the power to direct the dividends from or the proceeds of the sale of the shares owned by the Funds.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 038521100                    13G                   Page 11 of 12 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                December 19, 2002
                                     -----------------------------------------
                                                      Date

                                     HIGHFIELDS CAPITAL MANAGEMENT LP

                                     By:  Highfields GP LLC, its General Partner

                                     /s/ Kenneth H. Colburn
                                     -----------------------------------------
                                                    Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -----------------------------------------
                                                    Name/Title

                                     HIGHFIELDS GP LLC

                                     /s/ Kenneth H. Colburn
                                     -----------------------------------------
                                                    Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -----------------------------------------
                                                    Name/Title

                                     JONATHON S. JACOBSON

                                     /s/ Kenneth H. Colburn
                                     -----------------------------------------
                                                    Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -----------------------------------------
                                                    Name/Title

                                     RICHARD L. GRUBMAN

                                     /s/ Kenneth H. Colburn
                                     -----------------------------------------
                                                    Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -----------------------------------------
                                                    Name/Title

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CUSIP NO. 038521100                    13G                   Page 12 of 12 Pages
-------------------                                          -------------------

                                     HIGHFIELDS CAPITAL LTD.

                                     By:  Highfields Capital Management LP,
                                            its Investment Manager

                                     By:  Highfields GP LLC, its General Partner

                                     /s/ Kenneth H. Colburn
                                     -------------------------------------------
                                                    Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -------------------------------------------
                                                    Name/Title